Exhibit 99.1


      Deckers Outdoor Corporation Reports Record Fourth Quarter and Fiscal
                           Year 2003 Financial Results


    GOLETA, Calif.--(BUSINESS WIRE)--Feb. 26, 2004--Deckers Outdoor Corporation (NASDAQ: DECK):

 -- Fourth Quarter Revenue Increases 39% to a Record $35.7 Million --

       -- Reports Record Fourth Quarter Diluted EPS of $0.19 --

  -- Raises Fiscal 2004 EPS Guidance to a Range of $1.25 to $1.35 --

    Deckers Outdoor Corporation (NASDAQ: DECK) today announced record financial results for the fourth quarter and fiscal year ended December 31, 2003.
    For the quarter ended December 31, 2003, net sales increased 39% to a record of $35.7 million for the fourth quarter versus $25.8 million in the same period last year. Net earnings for the quarter rose 81% to $2,464,000, compared to net earnings of $1,363,000 last year, and diluted earnings per share increased 46% to $0.19, versus diluted earnings per share of $0.13 in the fourth quarter of 2002. Earnings per diluted share for the fourth quarter of 2003 were negatively impacted by $0.02 related to the repurchase of preferred stock and the repayment of subordinated debt during the quarter. The fourth quarter 2002 results included an after-tax gain of $168,000, or $0.02 per diluted share, as a result of a final litigation settlement in 2002.
    For the year ended December 31, 2003, net sales increased 22% to a record $121.1 million versus $99.1 million last year. Net earnings increased 465% to $9.2 million, or $0.77 per diluted share, compared to net earnings before cumulative effect of accounting change of $1.6 million, or $0.17 per diluted share last year. Net earnings before cumulative effect of accounting change in 2002 includes litigation charges of $3.2 million ($1.8 million after tax, or $0.18 per diluted share).
    As previously reported, on January 1, 2002, the Company implemented Statement of Financial Accounting Standards No. 142 ("SFAS 142"), Goodwill and Other Intangible Assets, which requires that goodwill and intangible assets with indefinite useful lives no longer be amortized to earnings but instead be reviewed periodically for impairment. The implementation of SFAS 142 resulted in a goodwill impairment charge of approximately $9.0 million during 2002 (or $0.92 per diluted share), which was recorded as a cumulative effect of change in accounting principle, presented net of its tax impact.
    Chief Executive Officer, Doug Otto, stated, "We are very pleased with our fourth quarter performance, driven primarily by strong demand for Ugg(R) and Teva(R) coupled with further improvements in gross margin and continued leverage of our operating expenses. These results contributed to record annual operating income in 2003 and highlight a strong ending to a great year."
    "Fiscal 2003 was an important year for Deckers strategically, operationally and financially," Mr. Otto continued. "From a brand perspective we were able to leverage the acquisition of Teva to further build our leadership position in the market and create new opportunities for growth. In addition, Ugg continued to experience a significant increase in demand and exposure across the country and we successfully repositioned Simple for the future. During the year we significantly improved our balance sheet and further enhanced our operating platform. Our efforts did not go unnoticed as UGG was named 2003 Brand of the Year by Footwear News."
    Teva sales for the year increased 17.5% to $76.5 million compared to $65.1 million last year. Ugg sales for the year increased 54.9% to a record level of $36.9 million from $23.8 million, and Simple sales were $7.7 million compared to $10.2 million for the same period last year. These sales are inclusive of sales generated by our catalog and internet segment, which we acquired in November 2002.
    Mr. Otto further stated, "Our traditional sandal business performed very well during the spring and summer months and the strong momentum continued into the fall. Late last year, we signed a number of licensing agreements for Teva and look forward to further leveraging our strong brand name into outdoor apparel, headwear, eyewear and watches. Ugg recorded its sixth consecutive year of double-digit growth and enjoyed unprecedented press coverage throughout the year, especially during the holiday season. We also recently announced a licensing partnership for Ugg handbags and small leather goods and we will selectively pursue similar deals as we look to drive the brand's lifestyle message to a broader audience. Finally, we worked hard throughout the year to get Simple(R) back on track and focused on expanding the core product offering. Included in the new Simple line is a moderately priced shearling boot line, which has received very good response. As we look ahead into 2004 and beyond we remain enthusiastic about the potential of our strong portfolio of niche brands and our unique position in the marketplace."
    During the fourth quarter of 2003, the Company repurchased all of the $5.5 million of preferred stock and repaid $2 million of its 16.75% subordinated notes. In connection with the repurchase and pursuant to the terms of the preferred stock, the Company paid Mr. Thatcher a premium of approximately $0.4 million, which was treated as a capital transaction and accordingly had no impact on net earnings for 2003. In addition, in connection with the repayment of the subordinated debt in December, we incurred approximately $0.2 million of expenses related to the write-off of financing costs.
    After year-end, the Company continued to reduce the outstanding 16.75% subordinated notes, repaying an additional $3 million in January 2004. With this most recent repayment, the Company has now repaid $7 million of the original $14 million of 16.75% subordinated notes and repurchased all of the $5.5 million of preferred stock, both of which were incurred in order to finance the Teva acquisition in November 2002.
    The Company also restructured its international operations, which resulted in a reduced income tax rate to 34.0% in the fourth quarter of 2003, compared to 40.0% for the first nine months of 2003 and 38.5% for all of 2003. The Company believes this restructuring should yield an annual effective tax rate of approximately 36.5% in 2004.
    Deckers also increased its guidance for 2004. The Company now expects sales to range from $153 million to $162 million and diluted earnings per share to range from $1.25 to $1.35, up from the previous guidance of $1.02 to $1.06 per diluted share. The Company currently expects annual sales in 2004 to be approximately $84 to $86 million for Teva, $9 - $11 million for Simple and $60 - $65 million for Ugg. For the first quarter ending March 31, 2004, the Company currently expects sales to range from $40 million to $42 million and diluted earnings per share to range from $0.44 to $0.45.
    Mr. Otto concluded, "While we have achieved much over the last year, our sights are firmly set on the future and we believe the prospects for Deckers have never been brighter, as evidenced by our heightened outlook for fiscal 2004. We move forward with a compelling platform for growth and remain committed to fully capitalizing on the many opportunities that still lie ahead."

    Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. The Company's products are offered under the Teva(R), Simple(R) and Ugg(R) brand names, which are also its registered trademarks.

    All statements in this press release that are not historical facts are forward-looking statements, including the Company's estimates regarding sales and earnings per share results for the first quarter of 2004 and for the year ending December 31, 2004 and its expectations regarding the effective income tax rate for 2004, among others. These forward-looking statements are based on the Company's expectations as of today, February 26, 2003. No one should assume that any forward-looking statement made by the Company will remain consistent with the Company's expectations after the date the forward-looking statement is made. The Company intends to continue its practice of not updating projections until its next quarterly results announcement. In addition, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Many of the risks, uncertainties and other factors are discussed in detail in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002. Among the factors which could affect our financial condition and results of operations are the following: our ability to anticipate fashion trends; whether the UGG brand will continue to grow at the rate it has experienced in the recent past; the sensitivity of the footwear industry to changes in general economic conditions; whether we are successful in implementing our growth strategy; our ability to protect our intellectual property; our ability to develop and patent new technologies as our existing patents expire; the difficulty of matching inventory to future customer demand; the risk that counterfeiting can harm our sales or our brand image; our dependence on independent manufacturers to supply our products; risks of international commerce resulting from our reliance on manufacturers outside the U.S.; the risk that our manufacturers, suppliers or licensees might fail to conform to labor laws or to our ethical standards; the need to secure sufficient and affordable sources of raw materials; our reliance on licensing partners to expand our business; the challenge of managing our brands for growth; expected fluctuations in quarterly results; dependence on key employees; currency risk; delays and unexpected costs that can result from customs regulations; our dependence on computer and communications systems; the sensitivity of our sales, particularly of the Teva(R) and UGG(R) brands, to seasonal and weather factors; our reliance on independent distributors in international markets; legal compliance challenges and political and economic risk in our international markets; the effect of consolidations and restructurings on our customers in the footwear industry; intense competition within the footwear industry; and the threat that terrorism could disrupt commerce in the U.S. and abroad. In addition, our stock price may be affected by the degree of control of our company exercised by management through its stock holdings; immediate dilution of book value per share experienced by purchasers of the stock we issue in the offering; management's discretion over the use of proceeds from the offering; historical volatility in our stock price; the potential for future sales of stock to adversely affect our stock price; and the tendency of anti-takeover provisions of our charter documents, our stockholder rights plan and Delaware law to dissuade potential purchasers of the Company. Expectations regarding the effective income tax rate are dependent upon the mix of earnings between the domestic and international operations, the Company's ability to continue to use the foreign generated cash outside the United States and, as with all tax matters, is subject to review by the taxing authorities in the various tax jurisdictions. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained in the 2002 Annual Report on Form 10-K, the Quarterly Reports on Form 10-Q for 2003 or this news release.



                           DECKERS OUTDOOR CORPORATION
                                AND SUBSIDIARIES
                      Condensed Consolidated Balance Sheets
                                   (Unaudited)


                                             December 31  December 31,
    Assets                                       2003         2002
                                             ------------ ------------

Current assets:
 Cash and cash equivalents                  $  6,662,000    3,941,000
 Trade accounts receivable, net               18,745,000   20,851,000
 Inventories                                  18,004,000   17,067,000
 Prepaid expenses and other current assets       694,000      783,000
 Deferred tax assets                           2,137,000    1,919,000
                                             ------------ ------------
   Total current assets                       46,242,000   44,561,000

Property and equipment, at cost, net           2,969,000    3,864,000
Intangible assets, less applicable
 amortization                                 70,572,000   70,773,000
Deferred tax assets                                -----    1,428,000
Other assets                                   1,243,000    1,786,000
                                             ------------ ------------

                                            $121,026,000  122,412,000
                                             ============ ============

    Liabilities and Stockholders' Equity

Current liabilities:
 Notes payable and current installments of
  long-term debt                            $  3,792,000    3,951,000
 Trade accounts payable                       11,220,000   12,916,000
 Accrued expenses                              4,959,000    4,509,000
 Income taxes payable                          3,468,000      732,000
                                             ------------ ------------
   Total current liabilities                  23,439,000   22,108,000
                                             ------------ ------------

Long-term debt, less current installments     26,495,000   35,077,000
Deferred tax liabilities-noncurrent              568,000        -----

Stockholders' equity:
 Preferred stock                                   -----    5,500,000
 Common stock                                     97,000       95,000
 Additional paid-in capital                   27,115,000   26,210,000
 Retained earnings                            43,052,000   33,898,000
 Accumulated other comprehensive income
  (loss)                                         260,000     (476,000)
                                             ------------ ------------
   Total stockholders' equity                 70,524,000   65,227,000
                                             ------------ ------------

                                            $121,026,000  122,412,000
                                             ============ ============

                           DECKERS OUTDOOR CORPORATION
                                AND SUBSIDIARIES
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)


                     Three-month period ended       Year Ended
                           December 31,            December 31,
                    ------------------------ ------------------------
                        2003        2002         2003        2002
                     ----------- ----------- ------------ -----------

Net sales           $35,717,000  25,752,000  121,055,000  99,107,000
Cost of sales        21,946,000  16,105,000   69,710,000  57,577,000
                     ----------- ----------- ------------ -----------
 Gross profit        13,771,000   9,647,000   51,345,000  41,530,000

Selling, general and
 administrative
 expenses             8,880,000   7,098,000   31,907,000  34,954,000
Litigation charge           ---    (290,000)         ---   3,228,000
                     ----------- ----------- ------------ -----------
 Earnings from
  operations          4,891,000   2,839,000   19,438,000   3,348,000

Other expense
 (income):
 Interest, net        1,145,000     464,000    4,557,000     406,000
 Other                   12,000      25,000       (3,000)     98,000
                     ----------- ----------- ------------ -----------

Income before income
 taxes and
 cumulative
 effect of
 accounting change    3,734,000   2,350,000   14,884,000   2,844,000
Income taxes          1,270,000     987,000    5,730,000   1,224,000
                     ----------- ----------- ------------ -----------
Income before
 cumulative effect
 of accounting
 change               2,464,000   1,363,000    9,154,000   1,620,000
Cumulative effect of
 accounting change,
 net of
 $843,000 income tax
 benefit                    ---         ---          ---  (8,973,000)
                     ----------- ----------- ------------ -----------
Net income (loss)     2,464,000   1,363,000    9,154,000  (7,353,000)

Preferred stock
 redemption            (438,000)        ---     (438,000)        ---
                     ----------- ----------- ------------ -----------

Net income (loss)
                                  available for
 common
 stockholders       $ 2,026,000   1,363,000    8,716,000  (7,353,000)
                     =========== =========== ============ ===========


Basic income per
 common share before
 cumulative effect
 of accounting
 change             $      0.21        0.15         0.91        0.17
Cumulative effect of
 accounting change          ---         ---          ---       (0.96)
                     ----------- ----------- ------------ -----------
Basic net income
 (loss) per common
 share              $      0.21        0.15         0.91       (0.79)
                     =========== =========== ============ ===========

Average basic common
 shares               9,693,000   9,389,000    9,610,000   9,328,000
                     =========== =========== ============ ===========

Diluted income per
 common share before
 cumulative effect
 of accounting
 change             $      0.19        0.13         0.77        0.17

Cumulative effect of
 accounting change          ---         ---          ---       (0.92)
                     ----------- ----------- ------------ -----------
Diluted net income
 (loss) per common
 share              $      0.19        0.13         0.77       (0.75)
                     =========== =========== ============ ===========

Average diluted
 common shares       10,889,000  10,174,000   11,880,000   9,806,000
                     =========== =========== ============ ===========



    CONTACT: DECKERS OUTDOOR CORPORATION
             Scott Ash, 805-967-7611
             or
             Integrated Corporate Relations, Inc.
             Investor Relations:
             Chad A. Jacobs / Brendon Frey, 203-222-9013